Exhibit 10.2

May 16, 2025
Daniel Heaf
Via E-mail

Dear Daniel,
On behalf of Bath & Body Works, Inc. (“BBW” or the “Company”), I am pleased to extend you an offer to join the Company as Chief Executive Officer based on the terms and conditions set forth below in this offer letter (this “Letter”).

Position and Duties:	Chief Executive Officer, reporting directly to the Company’s Board of Directors (the “Board”). Following the Company’s Annual Meeting scheduled to occur on June 5, 2025, you will be appointed as a member of the Board and thereafter, while serving as Chief Executive Officer, the Board will nominate you for election to the Board. Upon your cessation of employment with the Company, your service on the Board will cease and you will resign from any and all positions with the Company and its affiliates.
Start Date:	May 16, 2025
Location:	You will be based in the Company’s offices in Columbus, Ohio, subject to reasonable business travel from time to time.
Annual Base Salary:	$1,350,000

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Annual Incentive Compensation:
Your target annual incentive opportunity under the Cash Incentive Compensation Performance Plan (adopted February 27, 2024), as it may be amended from time to time, or any successor plan (the “IC Plan”) will be 190% of your annual base salary (prorated for the 2025 fiscal year as described below).
For the 2025 fiscal year, in calculating your earned annual incentive compensation, if any, pursuant to the IC Plan, the year is divided into two seasons, with 40% of your annual incentive compensation, if any, earned and paid with respect to the spring season, and 60% of your annual incentive compensation, if any, earned and paid with respect to the fall season; provided that, with respect to the spring season of the Company’s 2025 fiscal year, your target incentive opportunity under the IC Plan will be prorated for the period from your start date through the last day of the spring season incentive period. With respect to the 2026 fiscal year, the IC Plan will be based on an annual (not seasonal) performance period.
Participation in the IC Plan does not guarantee or give rise to a legitimate expectation of any entitlement to a payout. All payments under the IC Plan will be determined by the Board or the Human Capital and Compensation Committee of the Board (the “Committee”) in its sole discretion consistent with the terms of the IC Plan and are based on BBW results and the achievement of the applicable performance goals during the applicable performance period. Any payouts made to you under the IC Plan will be payable in accordance with the Company’s customary practices and the terms of the IC Plan.

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Annual Equity Awards:
Beginning with the 2026 fiscal year, you will be eligible to participate in the Company’s 2020 Stock Option and Performance Incentive Plan, as it may be amended from time to time, or any successor plan (the “Plan”). Your annual target equity award opportunity will have a grant date fair value of $8,000,000 (determined in the same manner as applies to the Company’s other executive officers). The terms and conditions of any equity-based awards, including the grant date, types of award(s), exercise price (if any), vesting schedules and applicable performance metrics, will be determined by the Committee in its sole discretion and will be set forth in the applicable award agreements and subject to the terms of the Plan; provided that, except as noted below, the terms and conditions of your awards with respect to the types of award(s), allocation among award types, exercise price (if any), vesting schedules, applicable performance metrics and treatment upon termination of employment will be no less favorable to you than those applicable to annual awards granted to the Company’s other executive officers in the same year (and will not supersede in any adverse manner the treatment of equity awards upon termination of employment as provided under the Executive Severance Agreement attached hereto, except as may be specifically agreed by you in an applicable award agreement). Notwithstanding the foregoing, up to 60% of your annual equity awards may consist of awards with performance-based vesting conditions, as determined by the Committee. Your annual equity awards will be granted at the same time as annual equity awards are granted to the Company’s other executive officers.

Sign-On Equity Awards:
On or as soon as reasonably practicable following your start date, you will be granted (i) a one-time award of restricted stock units with a grant date fair value of $2,500,000 (the “Sign-On RSUs”) and (ii) a one-time award of performance share units with a grant date fair value of $2,500,000 (the “Sign-On PSUs” together with the Sign-On RSUs, the “Sign-On Equity Awards”). The number of shares of BBW common stock subject to each of the Sign-On RSUs and the Sign-On PSUs will be determined by dividing $2,500,000 by the closing price of a share of BBW common stock on the date of grant.
The Sign-On RSUs will vest 30% on the first anniversary of your start date, 30% on the second anniversary of your start date, and 40% on the third anniversary of your start date, subject to your continued employment through each applicable anniversary of your start date. The Sign-On PSUs will vest based on the level of achievement of the performance goals measured at the end of the performance period and subject to your continued employment through the vesting date. The performance goals applicable to the Sign-On PSUs will be the same as those that apply to the performance share awards granted to senior executives of the Company in March of 2025.
The Sign-On Equity Awards will be settled in shares of BBW common stock as soon as reasonably practicable following the applicable vesting date and subject to the level of achievement of the applicable performance goals with respect to the Sign-On PSUs. The other terms and conditions of the Sign-On Equity Awards will be set forth in the applicable award agreement and subject to the terms of the Plan.

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Relocation Benefits:
You will be eligible to receive relocation assistance in accordance with the provisions of the Company’s relocation policy; provided that, notwithstanding the terms of such policy, you shall be eligible for six (6) months of temporary housing prior to your relocation and the relocation benefits shall apply to your relocation occurring prior to June 30, 2027 without regard to a shorter time limit under the policy. To receive the relocation assistance, you must agree to the Company’s Relocation Policy, which provides that if you voluntarily resign or you are terminated for Cause prior to the first anniversary of your start date, you will reimburse the Company for all costs related to your relocation, and if said resignation or termination occurs after the first anniversary of your start date but prior to the second anniversary, you will reimburse the Company for an amount equal to one-half of all costs related to your relocation.

Benefits:
We offer a comprehensive benefits program that is very competitive within the retail industry. During your employment, you will be eligible to participate in any health, welfare and retirement benefit programs adopted and maintained by the Company for its employees, subject to the terms and limitations of the applicable plan and the Company’s ability, in its sole discretion, at any time and from time to time, to change or terminate any of its employee benefit plans, programs or policies. More information will be provided to you prior to your start date.
Until such time as your family has relocated to Columbus, Ohio (no later than June 30, 2027) to accommodate personal and family travel and related expenses, you will be entitled receive payment (either directly or through reimbursement, as applicable) for such expenses of up to $200,000 of aggregate cost to the Company per fiscal year (with any such amount for the 2025 fiscal year to be prorated based on the period of your employment between your start date and the last day of the fiscal year, and with any such amount for the 2027 fiscal year to be prorated based on the period of your employment between the first day of the fiscal year and the date of your relocation (no later than June 30, 2027)), with any costs in excess of this limit to be reimbursed by you to the Company. You will be responsible for the payment of any tax on any amounts paid or income imputed to you with respect to such costs.

Severance:	Upon your start date, you and the Company will enter into an Executive Severance Agreement.
Restrictive Covenants:	This Letter is based on your representation that you are under no legal or other impediment to accepting our offer and performing the anticipated services or carrying out your responsibilities for the Company, and is subject to your execution of the Confidentiality, Non-Competition and Intellectual Property Agreement, attached hereto as Annex A.

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Taxes:
All payments and benefits provided for in this Letter are subject to withholding for applicable income and payroll taxes or otherwise as required by law.
Any amounts payable under this Letter are intended to be exempt or excluded from the application of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (“Section 409A”), or are otherwise intended to avoid the incurrence of tax penalties under Section 409A, and, with respect to amounts payable under this Letter that are subject to Section 409A, this Letter will in all respects be administered in accordance with Section 409A. For purposes of Section 409A, any right to a series of payments under this Letter, if any, will be treated as a right to a series of separate payments. In no event may you, directly or indirectly, designate the calendar year of payment of any amounts payable under this Letter.

Indemnification	Upon your start date, you will enter into an Indemnification Agreement in the same form as applicable to other executive officers and directors of the Company. In addition, both during and after your employment by the Company, you will be entitled to the benefit of directors’ and officers’ insurance maintained by the Company, on terms no less favorable than any then-current directors and officers.
Miscellaneous:
This Letter, together with the Annex attached hereto and the Executive Severance Agreement to be entered into with you, constitute the entire agreement between you and the Company regarding your employment with the Company and supersedes any and all oral or written employment or compensation agreements, term sheets or discussions between you and the Company or its affiliates.
This Letter does not constitute an employment contract with you for any specific period of time. Your employment will be at-will and both you and the Company have the right to terminate your employment at any time for any reason or no reason. In addition, the Company reserves the right to prospectively amend or terminate any of its compensation or benefit plans or programs at any time, in the sole discretion of the Company; provided that, for avoidance of doubt, the Company may not amend this Letter, the Executive Severance Agreement, any outstanding equity award agreement or any other individual agreement between you and the Company without your consent. All compensation, benefit, bonus, equity award and other such programs are governed by and subject to the official plan documents, award agreements and the Board’s or the Committee’s discretion.
You understand that you will be subject to and agree to comply fully with all policies and procedures in effect for employees and executives, in each case as currently in effect and as may be amended from time to time.
This offer is contingent upon a successful completion of background checking and completion of references.
This Letter will be construed in accordance with and governed by the laws of the State of Ohio without regard to conflicts of law principles.

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We are very much looking forward to you joining Bath & Body Works, Inc. We are excited about the important contributions that you will make to the Company and look forward to your acceptance of our offer. Please feel free call me with any questions. To accept, please sign below and return this Letter to me promptly.
Sincerely,

                    /s/ Sarah E. Nash
Sarah E. Nash
Chair of the Board of Directors
Bath & Body Works, Inc.

Accepted and agreed effective
as of May 16, 2025:

/s/ Daniel Heaf
Name: Daniel Heaf

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ANNEX A
Confidentiality, Non-Competition and Intellectual Property Agreement

CONFIDENTIALITY, NON-COMPETITION AND
INTELLECTUAL PROPERTY AGREEMENT
As Chief Executive Officer of Bath & Body Works, Inc. (together with its subsidiaries and affiliates, the “Company”), I have access to or may develop trade secrets, intellectual property, and other confidential or proprietary information (“Confidential Information”) of the Company.
THEREFORE, in consideration of my employment or continued employment with the Company and my right to participate in certain Company incentive plans and in recognition of the highly competitive nature of the business conducted by the Company, I agree as follows:
1.    I will at all times during and after my employment with the Company faithfully hold the Company’s Confidential Information in the strictest confidence, and I will use my best efforts and highest diligence to guard against its disclosure to anyone other than as required in the performance of my duties to the Company. I will not use Confidential Information for my personal benefit or for the benefit of any competitor of the Company or other person. I understand that Confidential Information includes all information and materials relating to Intellectual Property, as defined below, the Company’s trade secrets and all information relating to the Company that the Company has not made available to the public. By way of example, Confidential Information includes information about the Company’s products, formulas, designs, processes, advertising, marketing, promotional plans, technical procedures, strategies, financial information, and many other types of information and materials. Upon termination of my employment with the Company, regardless of the reason for such termination, I will return to the Company all documents and other materials of any kind that contain Confidential Information. I will not use any confidential information of any third party, including any prior employer, in the course of my work for the Company.
This provision does not prohibit me from cooperating with the EEOC or any other state or local fair employment practices agency; from reporting possible violations of federal or state law or regulations to any governmental entity, including but not limited to the Department of Justice and the Securities and Exchange Commission; from making other disclosures protected under applicable whistleblower provisions of federal or state law or regulations or receiving a monetary award with respect thereto; from communicating with any governmental entity, including providing documents or other information, without notice to the Company; or from disclosing the underlying facts and circumstances of allegations of discrimination, sexual harassment or retaliation. I acknowledge that, under the federal Defend Trade Secrets Act, 18 U.S.C. § 1833, (1) an individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (i) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and made solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (2) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.
2.    During my employment with the Company, and if I leave the Company for any reason whatsoever, then for a period of twelve (12) months after my separation from the Company, I will not directly or indirectly solicit, induce or attempt to influence any associate to leave the employment of the Company, nor will I in any way assist anyone else in doing the things I myself cannot do. Further, I agree that during my employment with the Company, and for a period of twelve (12)
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months after my separation from the Company for any reason whatsoever, I will not directly or indirectly recruit, solicit or otherwise induce or attempt to influence any customer, supplier, sales representative, lender, lessor, lessee or any other person having a business relationship with the Company to discontinue or reduce the extent of that relationship, nor will I in any way assist anyone else in doing the things I myself cannot do.
3.    I agree that all inventions, designs, original works of authorship, and ideas conceived, produced, created, or reduced to practice, either solely or jointly with others, during my employment with the Company, including those developed on my own time, which relate to or are useful in the Company’s business (“Intellectual Property”) shall be owned solely by the Company. I understand that whether in preliminary or final form, such Intellectual Property includes, for example, all ideas, inventions, discoveries, designs, creative works, formulas, innovations, improvements, trade secrets, and other intellectual property. All Intellectual Property is either work made for hire for the Company within the meaning of the U. S. Copyright Act, or, if such Intellectual Property is determined not to be work made for hire, then I hereby and herein irrevocably assign all right, title and interest in and to the Intellectual Property to the Company, including, but not limited to, all copyrights, patents, and/or trademarks. I agree it is in and will remain in the company’s sole discretion as to whether any or all of the Intellectual Property should be protected including, but not limited to, by registering it with any patent, trademark, and/or copyright office. I will, without any additional consideration, execute all documents and take all other actions needed to convey my complete ownership of the Intellectual Property to the Company so that the Company may own and protect such Intellectual Property and obtain patent, copyright and trademark registrations for it. I agree to provide reasonable assistance to the Company in the event the Company decides to pursue patent, trademark, and/or Copyright protection for the Intellectual Property or in the event the Company needs to engage in enforcement actions with respect to the Intellectual Property. I agree that the Company may alter or modify the Intellectual Property at the Company’s sole discretion, and I waive all right to claim or disclaim authorship. I represent and warrant that any Intellectual Property that I assign to the Company, except as otherwise disclosed in writing at the time of assignment, will be my sole, exclusive, original work. I confirm that I have not previously invented any Intellectual Property, or I have advised the Company in writing of any prior inventions or ideas.
4.    If I leave the Company for any reason whatsoever, then for a period of twelve (12) months after my separation from the Company, I will not, directly or indirectly, work for or contribute to the efforts of any business organization that competes in the United States, or plans to compete in the United States, with the Company or its products. I understand that the Company at its sole discretion may waive this provision or shorten the twelve (12) month period by giving me a written waiver. I agree to notify the Company of any job offer I receive and wish to accept during the twelve (12) month noncompete period.

5.    I understand that the Company is entitled, in addition to other remedies, to obtain an injunction against any potential or actual violation of this Agreement. Further, I understand that nothing in this Agreement shall cancel or modify any right I have to receive compensation upon my termination of employment that has been agreed to in any previous agreement.

6.    I agree that the Company may assign this Agreement without my consent, and agree that the rights of the Company hereunder shall inure to the benefit of its successors and assigns. I may not assign this Agreement, as the obligations hereunder are personal to me.

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7.    This Agreement cannot be modified unless the Company agrees in writing and this Agreement will be governed by and interpreted in accordance with Ohio law.

Date:    May 16, 2025         /s/ Daniel Heaf
            Daniel Heaf

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